EX-99.B(d)(2)(xii)

APPENDIX A

LSV INVESTMENT SUB-ADVISORY AGREEMENT

Wells Fargo Funds Trust

International Value Fund (formerly, Overseas Fund)

Most recent annual approval by the Board of Trustees: March 31, 2006

Appendix A amended: March 31, 2006

APPENDIX B

WELLS FARGO FUNDS TRUST

LSV INVESTMENT SUB-ADVISORY AGREEMENT

FEE AGREEMENT

This fee agreement is made as of the 31st day of October, 2003, by and between Wells Fargo Funds Trust (the “Trust”), Wells Fargo Funds Management, LLC (the “Adviser”) and LSV Asset Management (the “Sub-Adviser”).

WHEREAS, the parties have entered into an Investment Sub-Advisory Agreement (“Sub-Advisory Agreement”) whereby the Sub-Adviser provides management and other services to each series of the Trust listed in Appendix A to the Sub-Advisory Agreement (each a “Fund” and collectively the “Funds”); and

WHEREAS, the Sub-Advisory Agreement provides that the fees to be paid to the Sub-Adviser are to be as indicated on Appendix B;

NOW THEREFORE, the parties agree that the fees to be paid to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated and paid on a monthly basis by applying the annual rates indicated below to each Fund’s average daily net assets throughout the month:

Name of Fund	Breakpoints	Sub-Advisory Rate
International Value Fund (formerly, Overseas Fund)	First $150M Next $350M Next $250M Next $250M Over $1B	0.35 0.40 0.35 0.325 0.30	% % % % %

provided, that no fee shall be payable hereunder with respect to a Fund during any period in which the Fund invests all (or substantially all) of its investment assets in shares of a registered, open-end, management investment company, or separate series thereof, in accordance with and reliance upon Section 12(d)(1)(E) under the 1940 Act (“Dormant Provision”).

If the Sub-Adviser shall provide management and other services for less than the whole of a month, or if the Sub-Adviser shall become entitled to receive fees by reason of a Fund not investing in accordance with the Dormant Provision for less than the whole of a month, the foregoing compensation shall be prorated based on the number of days in the month that such Sub-Adviser provided such services to the Fund or was entitled to fees.

The foregoing fee schedule is agreed to as of March 31, 2006 and shall remain in effect until changed in writing by the parties.

WELLS FARGO FUNDS TRUST
on behalf of the Funds

By:	/s/ C. David Messman
C. David Messman
Secretary

WELLS FARGO FUNDS MANAGEMENT, LLC

By:	/s/ Andrew Owen
Andrew Owen
Senior Vice President

LSV ASSET MANAGEMENT

By:
Tremaine Atkinson
Partner and Chief Operating Officer

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